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                                                                   EXHIBIT 15(c)


                            PACIFIC GLOBAL FUND, INC.
                        D/B/A PACIFIC ADVISORS FUND INC.
                                 CLASS C SHARES
                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1


         WHEREAS, Pacific Global Fund, Inc., a Maryland corporation doing business as Pacific Advisors Fund Inc. (the "Corporation"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

         WHEREAS, a majority of the Board of Directors of the Corporation, including a majority of those Directors who are not "interested persons" of the Corporation as defined in the Act (the "non-interested directors") and who have no direct or indirect financial interest in the operation of the Class C Shares Plan of Distribution Pursuant to Rule 12b-1 described below (the "Class C Plan") or in any agreements related to the Class C Plan (the "Rule 12b-1 Directors"), have determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that adoption of the Class C Plan will benefit each series ("Fund") of the Corporation and the shareholders of each Fund; and

         WHEREAS, a majority of the Board of Directors of the Corporation, including a majority of the Rule 12b-1 Directors, have approved the Class C Plan by votes cast in person at a meeting called for the purpose of voting on the Class C Plan; and

         WHEREAS, expenditures under this Class C Plan by the Corporation are primarily intended to result in the sale of Class C shares of each Fund of the Corporation within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the Act;

         NOW, THEREFORE, the Corporation hereby adopts this Class C Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions.

         1. Definitions. The following terms used in this Class C Plan shall have the following meanings:

         (a) "Recipient" shall mean any broker or dealer, administrator, or others that (i) has rendered assistance (whether direct, administrative, or both) in the distribution of Class C shares of the Corporation; (ii) has furnished or will furnish the Corporation's principal underwriter and distributor ("Distributor") (with respect to a Fund) with such information as the Distributor has requested or may request to answer such questions as may arise concerning the sale of Class C shares of the Corporation; and (iii) has been selected by the Distributor to receive payments under the Class C Plan. Notwithstanding the foregoing, a majority of the Rule 12b-1 Directors may remove any broker or dealer as a Recipient.


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         (b) "Qualified Holdings" shall mean, as to any Recipient, all Class C shares of the Corporation owned beneficially or of record by (i) such Recipient, or (ii) such brokerage or other customers, investment advisory or other clients, and/or accounts as to which such Recipient is a fiduciary or custodian or co-fiduciary or co-custodian (collectively, the "Customers"), but in no event shall any such shares be deemed owned by more than one Recipient.

         2. Reimbursement for Shareholder Service and Distribution Activities.

         (a) The Corporation shall reimburse the Distributor for (i) the expenses of shareholder services provided to Class C shareholders by or through such Recipients at the rate of 0.25% per annum of each Fund's average daily net assets attributable to Class C shares and (ii) distribution expenses incurred in promoting the sale of each Fund's Class C shares at the rate of 0.75% per annum of each Fund's average daily net assets attributable to Class C shares that were sold by or through such Recipients. Each Fund shall bear its own costs of shareholder services and distribution, and reimbursement shall be made from the assets of the Fund the Class C shares of which have been sold. Such expenses shall be calculated and accrued daily and paid within forty-five (45) days of the end of each fiscal quarter of the Corporation. In no event shall such payments exceed the Distributor's actual shareholder services and distribution expenses for that fiscal quarter. The Distributor shall use such payments received from each Fund in its entirety to reimburse itself for its direct shareholder services and distribution expenses, of the type contemplated herein and reviewed from time to time by the Board of Directors, in providing shareholder services to Class C shareholders and in promoting the sale of such Fund's Class C shares, including, but not limited to, (i) compensating Recipients for providing shareholder services and distribution assistance with respect to assets invested in Class C shares of the Fund, as described below;
(ii) costs of sales literature, advertising, and prospectuses (other than those furnished to current Class C shareholders); (iii) promotional and incentive programs; and (iv) state "blue sky" registration expenses.

         The shareholder services and distribution assistance to be rendered by Recipients may include, but shall not be limited to, the following: distributing sales literature and prospectuses, other than those furnished to current Class C shareholders; answering routine inquiries concerning Class C shares of a Fund; assisting in the establishment and maintenance of accounts or sub-accounts in Class C shares of a Fund and in processing purchase and redemption transactions; making a Fund's investment plans and dividend options available to Class C shareholders; and providing such other information and services in connection with the distribution of the Class C shares of a Fund as the Distributor or the Corporation, on behalf of a Fund, may reasonably request. It may be presumed that a Recipient has provided such shareholder services and distribution assistance if it has sufficient Qualified Holdings of Class C shares of the Corporation to entitle it to payments under the Class C Plan. In the event that either the Distributor or the Board of Directors of the Corporation should have reason to believe that, notwithstanding the level of Qualified Holdings, a Recipient may not be rendering appropriate shareholder services and distribution assistance in connection with the sale of Class C shares of the Corporation, then the Distributor, at the request of the Board of Directors, shall require the Recipient to provide a written report or other information to verify that said Recipient is providing appropriate shareholder services and distribution assistance in this regard.


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         Payments received by the Distributor from a Fund under this Class C
Plan shall not be used to pay any interest expense, carrying charge, or other financial costs, or allocation of overhead by the Distributor. Any unreimbursed expenses incurred for any quarter by the Distributor may not be recovered in later periods.

         (b) The Distributor shall make payments to any Recipient within forty-five (45) days of the end of each fiscal quarter of the Corporation, at a rate not to exceed a total of 1.00% of the net asset value of Qualified Holdings owned beneficially or of record by the Recipient or by its Customers during such quarter; provided, however, that no such payments shall be made to any Recipient for any such quarter in which its Qualified Holdings do not equal or exceed, at the end of such quarter, the asset minimum ("Minimum Qualified Holdings") to be set from time to time by the Distributor with the approval of the Rule 12b-1 Directors. Such payments to Recipients may be made by the Distributor from its own resources or by the Corporation's investment manager from its own resources (which may include profits derived from the advisory fee it receives from a Fund).

          A majority the Rule 12b-1 Directors may at any time, or from time to time, decrease and thereafter adjust the percentage rates payable to the Distributor not to exceed the 1.00% rate set forth above, direct the Distributor to increase or decrease the Minimum Qualified Holdings and/or decrease and thereafter adjust the percentage rates being paid to any Recipient not to exceed the 1.00% rate set forth above. The Distributor shall notify any and all Recipients of the Minimum Qualified Holdings and the level of payment to such Recipient, and shall provide each such Recipient with written notice within thirty (30) days after any change in these requirements. Including of such change in a revised current prospectus of the Corporation shall be sufficient notice.

         3.  Quarterly Reports.

         (a) Any agreement adopted pursuant to this Class C Plan shall require the Distributor to provide to the Board of Directors of the Corporation, and the Directors shall review, at least quarterly, a written report specifying in reasonable detail the amounts expended pursuant to this Class C Plan and the purposes for which such expenditures were made.

         (b) The Distributor shall inform the Board of Directors of the Corporation of any commissions and account servicing fees to be paid by the Distributor to broker-dealers and financial institutions which have agreements with the Distributor.

         4.  Effectiveness, Continuation.

         (a) This Class C Plan shall be effective as of the day and year set forth below.

         (b) This Class C Plan shall continue in effect until September, 1998 and from year to year thereafter, provided such continuance is specifically approved at least annually by a majority of the Board of Directors of the Corporation and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the Class C Plan.


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         5.  Termination.

         This Class C Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities representing the Class C shares of the Corporation. The Class C Plan shall terminate automatically in the event of its assignment (as defined in the Act).

         6.  Amendments.

         This Class C Plan may not be amended to increase materially the amount of service and distribution expenses provided for in paragraph 2 hereof unless such amendment to this Class C Plan shall be approved by vote of a majority of the outstanding voting securities representing the Class C shares of the Corporation. All material amendments shall be approved by a majority of the Board of Directors of the Corporation and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on the Class C Plan.

         7.  Non-Interested Directors.

         While this Class C Plan is in effect, the selection and nomination of the non-interested directors of the Corporation shall be committed to the discretion of such non-interested directors.

         8.  Records

         The Corporation shall preserve copies of this Class C Plan and any related agreements and all reports made pursuant to paragraph 3 hereof, for a period of not less than six years from the date of this Class C Plan or such agreements or reports, as the case may be, and for at least the first two years in an easily accessible place.

         9.  Related Agreements

         Any agreement related to this Class C Plan shall be in writing and shall provide that (a) it may be terminated at any time upon sixty (60) days' written notice, without the payment of any penalty, by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding voting securities representing the Class C shares of the Corporation; (b) it shall automatically terminate in the event of its assignment (as defined in the Act); and (c) it shall continue in effect for a period of more than one year from the date of its execution or adoption only so long as such continuance is specifically approved at least annually by a majority of the Board of Directors of the Corporation and a majority of the Rule 12b-1 Directors by votes cast in person at a meeting called for the purpose of voting on such agreement.



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         IN WITNESS WHEREOF, the Corporation has executed this Class C Plan as of the day and year set forth below.

                                            PACIFIC GLOBAL FUND, INC.
Date:  December 15, 1997                    d/b/a PACIFIC ADVISORS FUND INC.

         /s/ DALIA MUNOZ                        /s/ GEORGE A. HENNING
Attest:  __________________                 By:________________________________




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